Exhibit 99.1

December 3, 2020

COMPANY CONTACT:
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Declares Quarterly Dividend Program for 2021

CLAYTON, Mo. (December 3, 2020) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its 2021 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.06 per share, with the following record and payment dates:

Record Dates	Payment Dates
March 1, 2021	March 15, 2021
June 1, 2021	June 15, 2021
September 1, 2021	September 15, 2021
December 1, 2021	December 15, 2021

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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